Exhibit 99.1
AFC Reports Strong Operating Performance for First Quarter 2006
ATLANTA, May 23 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, reported results for its fiscal first quarter which ended April 16, 2006.
     First quarter 2006 highlights included:
–	Total system-wide sales increased 7.2 percent, compared to the first quarter of 2005.

–	Total domestic same-store sales were up 6.1 percent.

–	Total revenues decreased $3.7 million to $42.6 million for the first quarter of 2006, compared to the first quarter of 2005.
–	Company-operated restaurant revenue declined by $5.3 million primarily due to fewer company-operated restaurants as a result of Hurricane Katrina, partially offset by positive same-stores sales.

–	Franchise revenue increased by $1.7 million principally due to an increase in domestic same-store sales and sales from new franchised restaurants.
–	General and administrative expenses decreased by $7.4 million to $15.0 million, compared to the first quarter of 2005.

–	Operating profit was $12.7 million for the first quarter of 2006 compared to an operating loss of $17.7 million for the first quarter of 2005.

–	The Company reported net income of $5.8 million, or $0.19 per diluted share, for the first quarter of 2006.

–	The Company reduced its term loan by $28.9 million during the first quarter of 2006 and repurchased 647,552 shares of common stock for approximately $8.9 million.
AFC Chief Executive Officer Kenneth Keymer stated, “During the first quarter we continued to see strong momentum in our business. We are pleased with the results of our food-focused messaging, new menu introductions, operations standards reinforcement, and strength in our new opening pipeline.”
Total domestic same-store sales were up 6.1 percent for the quarter, which represents our seventh consecutive quarter of positive same-store sales growth. We attribute this strong same-store sales growth to a number of initiatives. During the first quarter our marketing team introduced our new advertising campaign, ‘Food with ‘Tude.’(TM) This campaign reinforces Popeyes’ food-focused messaging which highlights the brand’s superior quality and flavorful menu items. Our limited time offers (LTOs) including our Lenten seafood offerings Butterfly Shrimp, Catfish and Popcorn Shrimp and our new Sweet Heat(R) boneless wings, generated a strong response from our customers. Through the first quarter, our average check continued to benefit from increased sales of combo meals, driven by new menu panels which rolled out nationally last fall. The Popeyes system continued to focus on the quality of operations during the quarter. In March, we kicked off our operations program ‘Year of the Operator’ with a system-wide business conference held in Atlanta. The meeting reinforced our operations standards to drive operations excellence across the entire system. We believe all of these efforts will continue to improve the quality and speed of service which will drive visit frequency and system-wide sales.”
“We are also excited about the progress of our new restaurant opening development pipeline. In the first quarter we opened 33 restaurants globally while continuing to build our new opening pipeline for projects in 2006 and 2007. Our pipeline remains robust, and with the continuing support of our franchise operators, we believe this momentum will drive new opening performance throughout the remainder of 2006 and the years ahead.”
First Quarter Performance Review
During the first quarter of 2006, total system-wide sales increased by 7.2 percent, compared to the first quarter of 2005. This growth included an 8.7 percent increase to $504.7 million in franchisee sales for total domestic and international franchised restaurants. This increase in franchisee sales was partially offset by a decline of $5.3 million to $16.1 million in sales by company-operated restaurants.
Total Company revenues for the first quarter of 2006 were $42.6 million, a $3.7 million decrease compared to the first quarter of 2005. This decrease was principally due to a $5.3 million decline in sales by company-operated restaurants which was partially offset by a $1.7 million increase in franchise revenues. The decline in company-operated restaurant sales in the first quarter of 2006 was due to the loss of approximately $8.6 million of sales at company-operated restaurants in New Orleans which remain closed as a result of Hurricane Katrina. This decline was partially offset by an increase in revenue of $3.9 million due to company-operated same-store sales growth of 24.1 percent and the addition of two restaurants acquired from a franchisee in the second quarter of 2005. The increase in franchise revenues was primarily driven by domestic same-store sales growth of 5.6 percent and sales from new franchised restaurants.
General and administrative expenses were $15.0 million in the first quarter of 2006 representing a $7.4 million decrease compared to the first quarter of 2005. The net decrease was principally associated with the reduction in costs associated with the transition of the AFC corporate center. General and administrative expenses for the first quarter of 2006 included $0.8 million for stock option expenses and restricted stock awards to existing employees, $0.9 million for spice royalty expense, $0.9 million for rental expense, and $0.7 million of expenses associated with information technology and accounting transition costs.
Projections for total general and administrative expenses for the full year remain unchanged at $46-$48 million. This figure includes approximately $3.0-$3.5 million for stock options and restricted stock awards, approximately $3.0 million for spice royalty expense, $3.0-$3.5 million for rental expense, $1.0-$1.5 million for information technology and accounting transition costs, and $0.7 million for national cable television advertising.
Operating profit was $12.7 million in the first quarter of 2006, compared to an operating loss of $17.7 million in the same time period of 2005. This improvement was primarily due to the reduction of $21.1 million in shareholder litigation expenses, a decline of $7.4 million in general and administrative expenses as described above, and a $1.7 million increase in franchise revenues.
The Company reported net income of $5.8 million, or $0.19 per diluted share, in the first quarter of 2006, a $140.3 million decrease from the first quarter of 2005. This decrease was primarily due to the $156.9 million from discontinued operations recognized during the first quarter of 2005 which was related to the sale of the Church’s Chicken brand and a $4.3 million increase in net interest expense for the first quarter of 2006. These factors were partially offset by a $30.4 million improvement in operating profit as discussed above.
In the first quarter of 2006, the Company’s term loan was reduced by $28.9 million to $160.6 million. In addition, the Company repurchased 647,552 shares for approximately $8.9 million during the first quarter of 2006. As of May 12, 2006 there were approximately 29.9 million shares of the Company’s common stock outstanding.
Popeyes reported domestic same-store sales growth was up 6.1 percent for the first quarter of 2006, compared to up 2.8 percent for the first quarter of 2005. This improvement in same-store sales was driven by average check, which was up 5.6 percent and transactions which were up 0.5 percent for the first quarter of 2006. The Company’s full year 2006 guidance for domestic same- store sales growth remains consistent with previous guidance at 2.0-3.0 percent.
During the quarter, the Popeyes system opened 33 restaurants, compared to 27 total system-wide openings during the same time period in 2005. The new openings for the first quarter of 2006 included 23 restaurants domestically and 10 restaurants internationally. These new openings further penetrated existing markets. Popeyes’ guidance for new openings remains unchanged at 130-140 restaurants, with domestic openings comprising approximately 60 percent of the total amount.
On a system-wide basis, Popeyes had 1,833 units at the end of the first quarter of 2006. Total unit count was comprised of 1,499 domestic units and 334 units in Puerto Rico, Guam and 25 foreign countries. This total unit count represented 1,800 franchised and 33 company-operated restaurants.
As of May 23, 2006, the Company had 13 company-operated restaurants open and operating in New Orleans. The Company continues to expect a total of 18- 22 company-operated restaurants to be open and operating in New Orleans by year end 2006.
Keymer concluded, “We are pleased with our business performance in the first quarter of 2006 and remain comfortable with our full year operational guidance. Our management team continues to remain focused on driving results while continuing efforts to accelerate future growth.”
2006 Incentive Stock Plan

After discussions with shareholders regarding Proposal Number 2 of the Company’s 2006 Proxy Statement dated April 18, 2006 relating to the 2006 Incentive Stock Plan, on May 22, 2006, the Board of Directors of the Company clarified its current intentions regarding future equity awards under the 2006 Incentive Stock Plan and other plans pursuant to which directors, officers or employees may receive equity awards. It is the Board’s current intention, subject to necessity created by unforeseen or extraordinary circumstances, that the Company will not grant equity awards relating to more than 3 percent of the Company’s outstanding shares of common stock in any given fiscal year and, other than the proposed approval of the 2006 Incentive Stock Plan, the Company will not request shareholder approval for the issuance of any additional shares of common stock pursuant to the 2006 Incentive Stock Plan or any other equity compensation plan for three years from May 22, 2006.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on May 24, 2006, to review the results of the first quarter of 2006 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises First Quarter 2006 Earnings Conference Call.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of April 16, 2006, Popeyes had 1,833 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice(R) by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
AFC Contact Information Investor inquiries: Cheryl Fletcher, Director, Finance & Investor Relations (404) 459-4487 or investor.relations@afce.com

Media inquiries: Alicia Thompson, Vice President, Popeyes Communications & Public Relations (404) 459-4572 or popeyescommunications@popeyes.com

AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
As of April 16, 2006 and December 25, 2005
(In millions, except share data)

	04/16/06	12/25/05
ASSETS
Current assets:
Cash and cash equivalents	$2.9	$8.2
Short-term investments	12.5	30.8
Accounts and current notes receivable, net	13.8	16.9
Prepaid income taxes	20.9	31.4
Other current assets	16.3	16.4
Total current assets	66.4	103.7
Long-term assets:
Property and equipment, net	36.3	37.1
Goodwill	9.6	9.6
Trademarks and other intangible assets, net	43.9	43.9
Other long-term assets, net	19.5	18.4
Total long-term assets	109.3	109.0
Total assets	$175.7	$212.7

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$25.2	$26.1
Other current liabilities	8.5	22.4
Current debt maturities	1.9	14.8
Total current liabilities	35.6	63.3
Long-term liabilities:
Long-term debt	160.6	176.6
Deferred credits and other long- term liabilities	23.3	21.5
Total long-term liabilities	183.9	198.1
Total liabilities	219.5	261.4

Commitments and contingencies Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 29,895,259 and 30,001,877 shares issued and outstanding at April 16, 2006 and December 25, 2005, respectively)	0.3	0.3
Capital in excess of par value	165.0	167.8
Notes receivable from officers, including accrued interest	—	(1.1)
Accumulated deficit	(211.0)	(216.8)
Accumulated other comprehensive income	1.9	1.1
Total shareholders’ deficit	(43.8)	(48.7)

Total liabilities and shareholders’ deficit	$175.7	$212.7

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
For First Quarter 2006 and 2005
(In millions, except per share data)

	16 Weeks Ended
	04/16/06	04/17/05
Revenues:
Sales by company-operated restaurants	$16.1	$21.4
Franchise revenues	24.9	23.2
Other revenues	1.6	1.7

Total revenues	42.6	46.3

Expenses:
Restaurant employee, occupancy and other expenses	8.3	10.9
Restaurant food, beverages and packaging	5.2	6.9
General and administrative expenses	15.0	22.4
Depreciation and amortization	1.8	2.5
Other expenses (income), net	(0.4)	21.3

Total expenses	29.9	64.0

Operating profit (loss)	12.7	(17.7)
Interest expense (income), net	3.8	(0.5)

Income (loss) before income taxes and discontinued operations	8.9	(17.2)
Income tax expense (benefit)	3.2	(6.4)

Income (loss) before discontinued operations	5.7	(10.8)
Discontinued operations, net of income taxes	0.1	156.9

Net income	$5.8	$146.1

Basic earnings per common share:
Income (loss) before discontinued operations	$0.19	$(0.37)
Discontinued operations, net of income taxes	—	5.41
Net income	$0.19	$5.04

Diluted earnings per common share:
Income (loss) before discontinued operations	$0.19	$(0.37)
Discontinued operations, net of income taxes	—	5.41
Net income	$0.19	$5.04

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
For First Quarter 2006 and 2005
(In millions)

	16 Weeks Ended
	04/16/06	04/17/05
Cash flows provided by (used in) operating activities:

Net income	$5.8	$146.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	(0.1)	(156.9)
Depreciation and amortization	1.8	2.5
Asset write downs	(0.1)	0.2
Net gain on sales of assets	(0.1)	(0.1)
Deferred income taxes	0.2	27.7
Non-cash interest, net	0.5	0.5
(Recovery) for credit losses	(0.1)	(0.1)
Excess tax benefits from stock-based compensation	(1.2)	—
Stock-based compensation expense	0.8	0.5
Change in operating assets and liabilities:
Accounts receivable	3.1	(1.1)
Prepaid income taxes	11.8	25.9
Other operating assets	(0.1)	5.5
Accounts payable and other operating liabilities	(13.5)	(60.4)
Net cash provided by (used in) operating activities of continuing operations	8.8	(9.7)
Net cash provided by (used in) operating activities of discontinued operations	—	(4.6)

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(1.5)	(1.7)
Proceeds from dispositions of property and equipment	0.6	—
Proceeds from the sale of Church’s, net	—	368.0
Purchases of short-term investments	(2.5)	(247.0)
Sales and maturities of short-term investments	20.8	37.4
Other, net	0.2	0.3
Net cash provided by investing activities	17.6	157.0

Cash flows provided by (used in) financing activities:
Principal payments — 2005 Credit Facility (term loans)	(28.9)	—
Principal payments — 2002 Credit Facility, net	—	(36.8)
Principal payments — other notes (including VIEs)	—	(0.1)
Decrease in bank overdrafts, net (including effects of discontinued operations)	—	(4.2)
(Increase) decrease in restricted cash (including effects of discontinued operations)	0.7	(90.9)
Proceeds from exercise of employee stock options	5.7	10.8
Excess tax effects from stock-based compensation	1.2	—
Stock repurchases	(10.0)	—
Other, net	(0.4)	(2.2)
Net cash (used in) financing activities	(31.7)	(123.4)

Net increase (decrease) in cash and cash equivalents	(5.3)	19.3
Cash and cash equivalents at beginning of year	8.2	13.0
Cash and cash equivalents at end of quarter	$2.9	$32.3

	Q1 Ended	Q1 Ended
	4/16/06	4/17/05
Total Same-Store Sales
Company	24.1%	3.4%
Franchised (a)	5.6%	2.7%
Total Domestic	6.1%	2.8%
International (b)	(4.9%)	(2.7%)
Total Global	5.1%	2.3%
Total Franchised (a and b)	4.6%	2.2%

New Unit Openings
Company	0	0
Franchised	23	12
Total Domestic	23	12
International	10	15
Total Global	33	27

Unit Count
Company	33	56
Franchised	1,466	1,422
Total Domestic	1,499	1,478
International	334	340
Total Global	1,833	1,818
Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brand are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the need to continue to improve our internal controls, adverse effects on operations from Hurricane Katrina, the Company’s ability to recover related losses from its insurers and the economic impact on consumer spending in markets affected by Katrina, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2005 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward- looking statements.